Exhibit 99.1

COPsync Addresses Critical School Safety Issue, Provides Real-Time Crisis Communication to Law Enforcement

Atlanta, Aurora, Columbine, Sandy Hook, Boston Bombings and San Diego Kidnapping Point to Need for Enhanced Crisis Communication and Response Times By Law Enforcement

DALLAS, August 20, 2013 – Tragedies such as today’s school shooting in Atlanta and Aurora, Columbine and Sandy Hook, the Boston bombings and the recent San Diego kidnappings – have graphically illustrated the need for faster law enforcement response times and for law enforcement agencies and officers at ground zero to be able to communicate with each other and surrounding agencies as the tragedies are unfolding live. These needs are being fulfilled by COPsync, Inc. (OTCQB: COYN), which operates the largest law enforcement real-time, in-vehicle information sharing, communication and data interoperability network in the nation.

Today, the company announced the national release of the COPsync911 crisis communication emergency alert service, which is now available to schools for just $3.33 per day per campus. When used in schools, the service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol units and the local 911 dispatch center with the mere click of an icon located on every computer screen within the school, day care or college campus. The COPsync911 service is expected to reduce school emergency law enforcement response times by 5 to 7 minutes. The alert is also sent to the cell phones of all law enforcement officers in the local area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger.

“COPsync911 arms educators with technology, not weapons,” said Ronald A. Woessner, COPsync chief executive officer. “The service uses global positioning system (GPS) technology to instantly locate available law enforcement. The system silently sends a triggered distress alert from a school or business to the nearest law enforcement officers and simultaneously to the 911 dispatch center. Because of the immediate value that we bring to safety and security, our objective is to protect as many campuses, government buildings, and businesses in as short a time as possible with COPsync911.”

Once the alert is sent, a ‘crisis communication portal’ is established among the person sending the alert, the responding patrol vehicles and the local law enforcement’s 911 dispatch center.  This allows the person initiating the alert to silently communicate with responding officers and the 911 dispatch center about the nature of the threat, whether it is an active gunman, fire, suspicious person or other emergency. The crisis communication portal even provides a link to a diagram of the school or other business and a map to its location.

“One of the problems in each of the tragedies experienced, particularly the Boston Marathon bombings, has been the lack of communication among local, state and federal law enforcement, before, during and after the tragedies,” said Shane Rapp, the company’s president and co-founder.  “With COPsync, those agencies and officers could have communicated and shared critical information with each other in real time using COPsync’s messaging features and searchable database of historical facts. And in the case of the San Diego kidnappings, an alert could have gone out to all law enforcement as the 911 call was being received instead of 24 hours later. This communication capability is now being extended to protect schools via the COPsync911 service.”

Features of the COPsync911 Service

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Persons can send emergency alerts directly to the closest law enforcement officers direct to their patrol car computers and cell phones while simultaneously alerting the 911 law enforcement dispatch center.

•	Text alerts are simultaneously sent to others within the targeted location and all officers in the area that subscribe to the COPsync network.
•	Once triggered, a crisis communication portal is established among the person sending the alert, the local 911 dispatch center and the responding patrol units – all in about 2-seconds.
•	This crisis communication portal enables all parties to communicate directly in real-time as the officers are en route to the scene.
•	Subsequent alerts sent from the scene by others are automatically added to the initial crisis communication portal, thus tracking in real-time where a subject may be at any given time.
•	Responding officers are able to click a link in the crisis communication portal to view a diagram of the school or other building and a map of its physical location.

For more information, visit www.copsync911.com.

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S. The COPsync Network enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases.  The Network’s companion COPsync911 system also enables campuses, government buildings and businesses to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of crisis.  The COPsync system also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. Use of the system saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. COPsync also sells VidTac®, an in-vehicle, software-driven video system for law enforcement. For more information, visit www.copsync.com and www.copsync911.com.

Media Contact:
Reg Rowe
VNR-1 Communications
phone: 972.746.5623
email: rrowe@vnr1.com

Investor Relations Contact
Ronald A. Woessner
phone: 972-865-6192
email: invest@copsync.com